Exhibit 99.1

FOR MORE INFORMATION, CONTACT:
March 26, 2015	Francie P. Reppy
(304) 218-2400

First West Virginia Bancorp, Inc. Announces Appointment of William G. Petroplus as President and Chief

Executive Officer

Wheeling, West Virginia – The Board of Directors of First West Virginia Bancorp, Inc. (NYSE MKT: FWV) (the “Company”) announced that William G. Petroplus will serve as the President and Chief Executive Officer. The Board of Directors appointed Mr. Petroplus to serve as President and Chief Executive Officer effective March 25, 2015. Mr. Petroplus will also serve as the President and Chief Executive Officer of Progressive Bank, N.A., the Company’s wholly-owned banking subsidiary. Mr. Petroplus has been previously serving as the Interim President and Chief Executive Officer of the Company and its subsidiary bank since December 21, 2013. Mr. Petroplus has served on the Company’s Board of Directors since 1998. Prior to his appointment on December 21, 2013, Mr. Petroplus previously served as Chairman of the Nominating Committee and was a member of the Corporate Governance/Human Resource Compensation Committee. Mr. Petroplus also serves as a director of Progressive Bank, N.A.

About First West Virginia Bancorp, Inc.

First West Virginia Bancorp, Inc., headquartered in Wheeling, West Virginia, is a $332 million holding company and the parent company of Progressive Bank, N.A. Progressive Bank, N.A. is a community bank and operates nine full service branches located in Wheeling (3), Wellsburg, Moundsville, New Martinsville, Buckhannon, and Weston, West Virginia and Bellaire, Ohio. The Company’s common stock is traded on the NYSE MKT under the symbol, “FWV.” Additional investor information can be found on the Company’s website at www.progbank.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.